Exhibit 99.1

DIRTT Welcomes Holly Hess Groos to the Board of Directors

CALGARY, Alberta, November 26, 2024 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”), a leader in industrialized construction, is pleased to announce that Holly Hess Groos is joining the DIRTT Board of Directors effective November 26, 2024 and will also serve as the Chair of the Audit Committee. Effective November 26, 2024, Scott Robinson, current Board Chair and Audit Committee Chair, will step down from his role as Audit Committee Chair.

Ms. Groos is a senior financial executive. She retired from Verizon after a 30-year tenure in various leadership roles, including CFO of Verizon Wireless, Head of Internal Audit, SVP Business Excellence, Operational Excellence and Treasurer of Verizon.

“We are thrilled to welcome Holly to our Board of Directors,” said Scott Robinson, Board Chair. “We believe her extensive financial experience, including serving as SVP and CFO of multiple divisions at Verizon, combined with her background in operational transformation, will be invaluable in supporting DIRTT in the execution of our growth strategy.”

Ms. Groos remarked "I am excited to join the DIRTT Board of Directors and to leverage my financial and operational excellence expertise in an effort to transform how the world builds. I look forward to supporting the team on DIRTT’s inspiring transformation journey."

Ms. Groos earned a Bachelor of Science (Business Administration / Accounting) from Miami University. She is a Certified Public Accountant from the State of Ohio, a Lean Six Sigma Blackbelt and a member of AICPA.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release that are not historical facts are “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995, and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities laws. Forward-Looking Information, by its nature, is based on assumptions, and is subject to important risks and uncertainties, including that Ms. Groos’s experience and background will support DIRTT in the execution of its growth strategy, or that such strategy will be executed as expected. You should not rely on any Forward-Looking Information, which represents our beliefs, assumptions and estimates only as of the dates on which it was made, as predictions of future events. We undertake no obligation to update this Forward-Looking Information, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our Forward-Looking Information with these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. Its integrated system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the commercial, healthcare, education, and public sector markets, DIRTT’s system offers total design freedom, and greater certainty in cost, schedule, and outcomes.

Headquartered in Calgary, Alberta, Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and is quoted on the OTC markets on the “OTC Pink Tier” under the symbol “DRTTF.”.

FOR FURTHER INFORMATION, PLEASE CONTACT ir@dirtt.com.